EXHIBIT 10.1
EXECUTION VERSION
ASSET PURCHASE AGREEMENT

dated as of

May 29, 2018

between

360TGTX Inc.,

and

GAIN CAPITAL HOLDINGS, INC.

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS
Section 1.01.Definitions    1
Section 1.02.Other Definitional and Interpretative Provisions    9
ARTICLE 2
PURCHASE AND SALE
Section 2.01.Purchase and Sale    9
Section 2.02.Excluded Assets    10
Section 2.03.Assumed Liabilities    11
Section 2.04.Excluded Liabilities    12
Section 2.05.Assignment of Contracts and Rights    12
Section 2.06.Purchase Price    13
Section 2.07.Closing    13
Section 2.08.Closing Statement    14
Section 2.09.Adjustment of Purchase Price    16
Section 2.10.Withholding    17
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Section 3.01.Corporate Existence and Power    17
Section 3.02.Governmental Authorization    17
Section 3.03.Noncontravention    18
Section 3.04.Corporate Authorization    18
Section 3.05.Financial Statements    18
Section 3.06.Absence of Certain Changes    18
Section 3.07.No Undisclosed Material Liabilities    19
Section 3.08.Material Contracts    19
Section 3.09.Litigation    21
Section 3.10.Compliance with Laws and Court Orders    22
Section 3.11.Permits    22
Section 3.12.Properties    22
Section 3.13.Intellectual Property    23
Section 3.14.Insurance Coverage    25
Section 3.15.Finders’ Fees    26
Section 3.16.Employees    26
Section 3.17.Business Benefit Plans    26
Section 3.18.Tax    27
Section 3.19.Sanctions    28
Section 3.20.Anti-corruption    28
Section 3.21.Anti-Money Laundering Laws    28
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Section 4.01.Corporate Existence and Power    29
Section 4.02.Corporate Authorization    29
Section 4.03.Governmental Authorization    29
Section 4.04.Noncontravention    29
Section 4.05.Litigation    29
Section 4.06.Finders’ Fees    30
Section 4.07.Financing    30
Section 4.08.Inspections; No Other Representations    30
ARTICLE 5
COVENANTS OF SELLER
Section 5.01.Conduct of the Business    31
Section 5.02.Access to Information    32
Section 5.03.Non-Competition    33
Section 5.04.Non-Solicitation of Employees    34
Section 5.05.Trade Secret Transfer and Support    34
Section 5.06.Certain FX Transactions and Non-Deliverable Metals Trades    35
Section 5.07.Customer Migration    35
ARTICLE 6
COVENANTS OF BUYER
Section 6.01.Access    35
Section 6.02.Contact with Customers and Suppliers    36
Section 6.03.Employees and Employee Benefits    36
Section 6.04.Seller Marks    39
ARTICLE 7
COVENANTS OF BUYER AND SELLER
Section 7.01.Reasonable Best Efforts; Further Assurances    39
Section 7.02.Certain Filings    40
Section 7.03.Public Announcements    40
Section 7.04.Tax Covenants    40
Section 7.05.Confidentiality    42
Section 7.06.Wrong Pockets    43
Section 7.07.Mitigation    43
ARTICLE 8
CONDITIONS TO CLOSING
Section 8.01.Conditions to Obligations of Buyer and Seller    44
Section 8.02.Conditions to Obligation of Buyer    44
Section 8.03.Conditions to Obligation of Seller    45
ARTICLE 9
SURVIVAL; INDEMNIFICATION
Section 9.01.Survival    45
Section 9.02.Indemnification by Seller; Indemnification by Buyer    46
Section 9.03.Third Party Claim Procedures    47
Section 9.04.Direct Claim Procedures    48
Section 9.05.Calculation of Damages    49
Section 9.06.Assignment of Claims    50
Section 9.07.Exclusivity    50
Section 9.08.R&W Insurance Policy    50
Section 9.09.Purchase Price Adjustment and Allocation of Payments    51
ARTICLE 10
TERMINATION
Section 10.01.Grounds for Termination    51
Section 10.02.Effect of Termination    52
ARTICLE 11
MISCELLANEOUS
Section 11.01.Notices    52
Section 11.02.Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege    53
Section 11.03.Release    53
Section 11.04.Amendments and Waivers    54
Section 11.05.Transfer Taxes    54
Section 11.06.Expenses    54
Section 11.07.Successors and Assigns    54
Section 11.08.Governing Law    54
Section 11.09.Jurisdiction    54
Section 11.10.WAIVER OF JURY TRIAL    55
Section 11.11.Counterparts; Effectiveness; Third Party Beneficiaries    55
Section 11.12.Entire Agreement    55
Section 11.13.Bulk Sales Laws    55
Section 11.14.Severability    55
Section 11.15.Disclosure Schedules    56
Section 11.16.Guaranty    56
Section 11.17.Specific Performance    57

Exhibits

Exhibit A    Form of Master Services Agreement
Exhibit B    Form of GTX User Agreement
Exhibit C    Form of Assignment and Assumption Agreement
Exhibit D    Form of Transition Services Agreement
Exhibit E    Accounting Policies
Exhibit F    Balance Sheet
Exhibit G    Seller’s Press Release
Exhibit H    Buyer’s Press Release

**Note:
All exhibits and schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibits or schedules will be furnished to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of May 29, 2018, by and among 360TGTX Inc., a Delaware corporation (“Buyer”), and GAIN Capital Holdings, Inc., a Delaware corporation (the “Seller”).
W I T N E S S E T H :
WHEREAS, Seller is the indirect owner of 100% of the issued and outstanding equity of GTX Bermuda Ltd., an exempted company incorporated in Bermuda with limited liability (“Bermuda Co”), Gain GTX Singapore Pte. Ltd., a Singapore private limited company (“Singapore Co”) and GTX (Switzerland) GmbH, a Swiss limited liability company (“Switzerland Co” and, together with Bermuda Co and Singapore Co, the “Companies”);
WHEREAS, Buyer desires to purchase certain assets and assume certain liabilities related to owning, operating, developing, maintaining, marketing, commercializing and licensing the ECN Platform as it is currently operated (the “Business”) from Seller, and Seller desires to sell such assets and transfer such liabilities of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is acquiring, in connection with the consummation of the transactions contemplated hereby, a representation and warranty insurance policy covering certain representations and warranties set forth in this Agreement (the “R&W Insurance Policy”) and Buyer has provided to Seller a true and complete copy of the form of the binders for the R&W Insurance Policy and will, substantially concurrently with the execution hereof and subject to Section 11.06, pay any applicable deposits required to be paid in connection therewith; and
WHEREAS, substantially contemporaneously with the execution hereof, Buyer is entering into an employment agreement with each person included in the definition of “Key Personnel”.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.     Definitions. (a) As used herein, the following terms have the following meanings:
“Accounting Policies” means the accounting policies, principles, practices and methodologies, with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies as were used in the preparation of the Balance Sheet, in each case as set forth on Exhibit E hereto.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Anti-Corruption Laws” means (a) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, (b) the UK Bribery Act 2010 and (c) any similar law or regulation relating to bribery or corruption issued, administered, or enforced by any Governmental Authority.
“Anti-Money Laundering Laws” means financial recordkeeping and reporting requirements and the money laundering statutes, the rules and regulations thereunder, and any related or similar rules, regulations or guidelines issued, administered, or enforced by any Governmental Authority in the United States of America or the European Union or its Member States.
“Applicable Law” means, with respect to any Person, any domestic, foreign, transnational or federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C.
“Balance Sheet” means the unaudited balance sheet of the Business as of the Balance Sheet Date. The Balance Sheet (together with any notes or schedules thereto) is attached hereto as Exhibit F.
“Balance Sheet Date” means March 31, 2018.
“Base Working Capital” means $2,500,000.
“Business Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject thereto, and (b) employment severance, retention, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, stock option, stock purchase, stock ownership, stock appreciation right, deferred compensation, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday, fringe benefit or other compensatory or benefit plan, arrangement, policy or agreement, in each case, that is sponsored, maintained or contributed to or required to be maintained or contributed to by Seller or any of its Affiliates for the benefit of one or more Business Employees (other than any plan, program or arrangement sponsored by a Governmental Authority).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Business Employee” means an employee employed primarily in connection with the Business.
“Business Intellectual Property Rights” means all Intellectual Property Rights primarily related to or necessary for the conduct of the Business as currently conducted.
“Closing Date” means the date of the Closing.
“Closing Net Working Capital” means the excess of consolidated current assets over consolidated current liabilities of the Business as of the Closing Date, with those adjustments specified in the Accounting Policies.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
“Code” means the United States Internal Revenue Code of 1986.
“Commercially Available Software” means “shrink wrap,” “click through,” “browse wrap” or other commercial off-the-shelf Software that has not been materially modified or customized for any of the Companies, including Open Source Materials.
“Contracts” means all contracts, agreements, leases, subleases, licenses, commitments, sales and purchase orders, participating financial institution agreements, white label and services agreements, user agreements and other instruments, whether written or oral.
“ECN Platform” means the Software platform used or held for use by the Companies in the operation of the Business designed to enable the electronic trading of currencies, commodities and other financial instruments, including all copyrights, data, databases, source code, object code, specifications and documentation related thereto and Trade Secrets embodied therein or otherwise related thereto.
“Effective Time” means 12:01 a.m. Eastern Daylight Time on the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.
“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“GTX User Agreement” means the GTX User Agreement in substantially the form attached hereto as Exhibit B.
“Indebtedness” means any amount owed by the Business, or by any Company in respect of the Business, for, without duplication, (a) obligations for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments (including a purchase money obligation), (c) obligations for the deferred purchase price or earn out payments related to acquisitions of businesses, (d) capitalized lease obligations recorded in accordance with GAAP, (e) reimbursement obligations relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments, in each case to the extent drawn, and (f) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (a) through (e) guaranteed by the Business or by any Company in respect of the Business or secured by a pledge of assets of the Business.
“Intellectual Property Right” means all (a) patents and patent applications, reissuances, divisionals, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, and other indicia of source or origin (common law or otherwise), together with all goodwill associated therewith and symbolized thereby, (c) copyrights, works of authorship, databases, data collections and mask works, (d) Trade Secrets, (e) Software, (f) Internet domain names, (g) registrations and applications for registration of any the foregoing (if applicable), and (h) other rights in or arising out of any of the foregoing anywhere in the world.
“Key Personnel” means those individuals listed on Section 1.01 of the Seller Disclosure Schedules.
“Knowledge of Seller”, “Seller’s Knowledge” or any other similar knowledge qualification in this Agreement means, with respect to matters qualified by the knowledge of Seller, the actual knowledge, after reasonable inquiry, of Vincent Sangiovanni, John Miesner, Steve Reilly or Scott Harrington.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.
“Master Services Agreement” means a Master Services Agreement in substantially the form attached hereto as Exhibit A.
“Material Adverse Effect” means any change, event, circumstance, development or effect that has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Business, taken as a whole, excluding any adverse effect arising out of, resulting from or attributable to a change, event, circumstance, development or effect or series of changes, events, circumstances, developments or effects resulting from (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Business operates, (B) changes in general economic or political conditions, including any change in commodity prices or changes in the credit, debt or capital markets (including changes in interest rates), (C) changes (including changes of Applicable Law) or conditions generally affecting any industry in which the Business operates (except to the extent that the Business is materially disproportionately adversely affected thereby relative to other industry participants), (D) acts of war, sabotage or terrorism, the outbreak or escalation of hostilities, change in geopolitical conditions or natural disasters, (E) the announcement or consummation of the transactions contemplated by this Agreement (including the identity of Buyer), (F) any action taken (or omitted to be taken) at the request of Buyer or consented to in writing by Buyer, (G) any action taken by Seller that is required pursuant to this Agreement, or (H) any failure by the Business to meet any projections or forecasts for any period occurring on or after the date hereof (but, for the avoidance of doubt, not the underlying causes of any such failure).
“Non-Deliverable Metals Trades” means any transaction conducted on the ECN Platform that references a metal and where the transaction by its terms provides for cash settlement.
“Open Source Materials” refers to any Software or other material that is distributed as “free software,” “open source software” or pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) (including but not limited to the GNU General Public License (GPL), Lesser General Public License (LGPL), Mozilla Public License (MPL), Eclipse Public License (EPL), the BSD licenses and the Apache License).
“Patent License Agreements” means the Patent License Agreement between Setec Astronomy Limited and Bermuda Co, dated July 10, 2014 and the Patent License Agreement between Arman Valaquenta and Bermuda Co, dated July 10, 2014.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Information” means information provided, disclosed or accessible to, or generated or collected by, any of the Companies by or at the direction of any customer, employee, contractor or other third party that (i) identifies or can be used to identify an individual (including IP addresses) or (ii) can be used to authenticate an individual (including passwords, PINs, financial account numbers, credit report information and answers to security questions).
“Platform Source Code” means (a) any portion or aspect of any Software code that may be printed out or displayed in human readable form, including related programmer comments and annotations, help text, data, data structures and instructions, or (b) any proprietary information or algorithm contained, embedded or implemented, in any manner, in the ECN Platform.
“Privacy and Security Laws” means all (a) Applicable Laws regarding (i) collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, retaining, destroying, transferring and storing Personal Information, (ii) data breach notification, and (iii) direct marketing by electronic means and the placing and storing of information on user devices and (b) trespass, computer crime and other laws governing unauthorized access to or use of electronic data.
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
“Restricted Party” means a person that is (a) listed on, or 50 percent or more owned (directly or indirectly) by one or more persons listed on any Sanctions List, (b) resident, located in, or organized under the laws of a Sanctioned Country, (c) a government of, or owned or controlled (directly or indirectly) by the government of a Sanctioned Country, or (d) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by that Sanctions Authority from engaging in trade, business, or other activities).
“Sanctioned Country” means any country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions, which as of the date of this Agreement, comprise the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria.
“Sanctions” means the economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures, administered, enacted or enforced by any Sanctions Authority.
“Sanctions Authority” means (a) the United States government, (b) the United Nations, (c) the European Union or its Member States or (d) the United Kingdom.
“Sanctions List” means any list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities (each as amended, supplemented or substituted from time to time), including the List of Specially Designated Nationals and Blocked Persons and the Sectoral Sanctions Identifications Lists maintained by OFAC, the Consolidated United Nations Security Council Sanctions List, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, and the European Union’s lists of restrictive measures against persons and entities issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005.
“Securities Act” means the Securities Act of 1933.
“Software” means all (a) computer software, computer programs, applications, and software implementations of algorithms, models and methodologies, whether in source code, object code or any other form, (b) user and programming interfaces, specifications, utilities, menus, icons, templates, forms, firmware, software engines, platforms, development tools, library functions and compilers, (c) all versions, updates, corrections, enhancements and modifications of the foregoing, and (d) all related documentation, including user manuals and developer notes.
“Specified Claim” means any claim made against Seller, any Company, Buyer, any Affiliate of Seller or Buyer, or any Purchased Asset, arising from any of the following actions or activities, to the extent such actions or activities occurred prior to the Closing Date: (a) any Non-Deliverable Metals Trades, or (b) the use of Open Source Materials in the software used to operate the ECN Platform.
“Support” means technical support provided to Buyer by Seller, its Affiliates or the Key Personnel through e-mail, telephone, on-site training and consultation, and any other support relating to the ECN Platform.
“Tax” means any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”).
“Trade Secrets” means trade secret rights and corresponding rights in confidential information and other non-public information or data (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, algorithms, know-how, processes and techniques, testing information, research and development information, inventions, blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information.
“Transaction Documents” means this Agreement, the Master Services Agreement, the GTX User Agreement, the Transition Services Agreement and the Assignment and Assumption Agreement.
“Transition Services Agreement” means a Transition Services Agreement in substantially the form attached hereto as Exhibit D.
(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	2.08
Accounting Referee	7.04
Agreement	Preamble
Allocation Statement	7.04
Apportioned Obligations	7.04
Assumed Liabilities	2.03
Bermuda Co	Recitals
Business Employees	6.03
Buyer	Preamble
Buyer Closing Certificate	8.02
Buyer Obligations	11.16
Claims Notice	9.03
Closing	2.07
Closing Statement	2.08
Commercial Use	6.04
Companies	Preamble
Current Representation	11.02
Cut-Off Date	9.01
Damages	9.02
Deficit Amount	2.09
Designated Person	11.02
e-mail	11.01
Estimated Closing Net Working Capital	2.08
Estimated Purchase Price	2.08
Excluded Assets	2.02
Existing Products	5.03
Excluded Liabilities	2.04
Final Purchase Price	2.09
Forecasts	4.08
Guarantor	11.16
Increase Amount	2.09
Indemnified Party	9.03
Indemnifying Party	9.03
Material Contract	3.08
Non-Transferred Employee	6.03
Objection Notice	2.08
Outside Date	10.01
Permitted Liens	3.12
Post-Closing Representation	11.02
Potential Contributor	9.06
Purchase Price	2.06
Purchased Assets	2.01
Purchased Contracts	2.01
Qualifying Offer	6.03
R&W Insurance Policy	Recitals
Seller	Preamble
Seller Closing Certificate	8.03
Seller Disclosure Schedules	Article 3
Seller Marks	6.04
Singapore Co	Recitals
Switzerland Co	Recitals
Third Party Claim	9.03
Transferred Employee	6.03
WARN Act	6.03
Warranty Breach	9.02

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to “or” shall be deemed to refer to “and/or”. For the purposes of this Agreement, any document which is described as being “delivered”, “furnished” or “made available” shall be treated as such if copies of such documents have been put in the dataroom prepared by Seller or otherwise provided to Buyer in electronic or hard copy format.
ARTICLE 2
PURCHASE AND SALE
Section 2.01.    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer, or to Buyer and/or one or more Affiliates of Buyer designated by Buyer, at the Closing, free and clear of all Liens, other than Permitted Liens, all of the assets, properties and business, of every kind and description, owned, held or used in the conduct of the Business by Seller or any of the Companies as the same shall exist as of the date hereof, including all assets shown on or reflected in the Balance Sheet, and all assets of the Business acquired by Seller or any of the Companies after the date hereof but prior to the Closing, except for the Excluded Assets (the “Purchased Assets”), including the following:
(a)    all personal property and interests therein primarily related to the Business;
(b)    all Contracts listed on Section 2.01(b) of the Seller Disclosure Schedules (collectively, the “Purchased Contracts”);
(c)    all accounts, notes, other receivables and similar rights to receive payments under any Purchased Contract;
(d)    all prepaid expenses (other than prepaid Taxes excluded under Section 2.02(e));
(e)    all transferable Permits primarily related to the Business;
(f)    all Business Intellectual Property Rights, including, for the avoidance of doubt, the ECN Platform and the Platform Source Code;
(g)    the Patent License Agreements;
(h)    all infrastructure, including servers, racks and cross-connects, related to the ECN Platform and currently used to run the Business in the data centers owned or leased, directly or indirectly, by Seller;
(i)    all books, records, files and papers, whether in hard copy or computer format primarily related to the Business;
(j)    all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business; and
(k)    without limiting the foregoing, the specific assets listed on Section 2.01(k) of the Seller Disclosure Schedules.
Section 2.02.    Excluded Assets. The following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:
(a)    any assets relating exclusively to the voice business or SEF business of Seller;
(b)    the real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures and improvements erected thereon, listed on Section 2.02(b) of the Seller Disclosure Schedules;
(c)    all of Seller’s cash and cash equivalents on hand and in banks;
(d)    insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder;
(e)    all prepaid amounts and rights to refunds or credits in respect of Taxes arising from ownership or operation of the Purchased Assets in respect of any Pre-Closing Tax Period, in each case, except to the extent reflected in Closing Net Working Capital (as finally determined), and all Tax Returns and books and records relating to Taxes in respect of any Pre-Closing Tax Periods;
(f)    all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of Seller and its Affiliates (including the Companies);
(g)    all assets relating to the Business Benefit Plans;
(h)    the property and assets described on Section 2.02(h) of the Seller Disclosure Schedules; and
(i)    all rights of Seller arising under this Agreement or the transactions contemplated hereby.
Section 2.03.    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume all debts, obligations, contracts and liabilities of Seller or the Companies (whether known or unknown, accrued, absolute, contingent or otherwise) to the extent relating to or arising out of the Purchased Assets or the conduct of the Business (as currently or formerly conducted), except for the Excluded Liabilities (the “Assumed Liabilities”), which, in the case of the Companies include without limitation, and in the case of Seller are limited to, the following:
(a)    all liabilities set forth on the Balance Sheet and all liabilities incurred in the ordinary course of business in accordance with Applicable Law thereafter to the extent not satisfied prior to the Closing Date;
(b)    all liabilities and obligations of Seller or the Companies arising under the Purchased Contracts;
(c)    all Taxes for any Straddle Period that are the responsibility of Buyer under Section 7.04, any Taxes attributable to the Purchased Assets for any Tax period beginning after the Closing Date and any Transfer Taxes apportioned to Buyer under Section 11.05; and
(d)    all liabilities or obligations relating to Transferred Employees arising out of events or circumstances occurring on or following the Closing Date, including, for the avoidance of doubt, any and all liabilities, losses, claims, damages, costs or expenses (including attorneys’ fees) arising from or in connection with the Transferred Employees’ service to the Business (other than liabilities in respect of the Business Benefit Plans and other liabilities excluded under Section 6.03).
Section 2.04.    Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any Company of whatever nature, whether currently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or the applicable Company (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities include:
(a)    all Taxes for any Straddle Period that are the responsibility of Sellers under Section 7.04, and any Taxes attributable to the Purchased Assets for any Tax period ending on or before the Closing Date;
(b)    all Indebtedness;
(c)    any liabilities relating exclusively to the voice or SEF business of Seller;
(d)    any liabilities with respect to Non-Transferred Employees and Business Benefit Plans;
(e)    all liabilities or obligations relating to Transferred Employees arising out of events or circumstances occurring before the Closing Date, including, for the avoidance of doubt, any and all liabilities, losses, claims, damages, costs or expenses (including attorneys’ fees) arising from or in connection with the Transferred Employees’ service to the Business; and
(f)    any liability or obligation relating to an Excluded Asset or a Specified Claim.
Section 2.05.    Assignment of Contracts and Rights. Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Buyer or Seller thereunder. Prior to the Closing, Seller shall use commercially reasonable efforts to secure any such consents from third parties and shall in addition provide or cause to be provided all commercially reasonable assistance to Buyer reasonably requested by Buyer to secure any such consents from third parties. If such consent is not obtained despite Seller’s commercially reasonable efforts, Seller and Buyer shall use their respective commercially reasonable efforts to secure such consent as promptly as practicable after the Closing and, if such consent is not obtained despite Seller’s and Buyer’s commercially reasonable efforts, will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations under or of such Purchased Asset or right in accordance with this Agreement.
Section 2.06.    Purchase Price. The aggregate amount to be paid hereunder for the Purchased Assets is an amount in cash (the “Purchase Price”) equal to (i) $100,000,000 plus (ii) the amount (which may be positive or negative) equal to (A) Estimated Closing Net Working Capital minus (B) Base Working Capital, subject to adjustment as provided in Section 2.09.
Section 2.07.    Closing. The closing (the “Closing”) of the purchase and sale of the Business hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than three Business Days, after satisfaction of or, to the extent permissible, waiver by the party or parties entitled to the benefit of, the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Seller may agree; provided that without the mutual consent of the parties hereto, the Closing shall not occur prior to 30 days following the date hereof.
(a)    At the Closing, Buyer shall:
(i)    deliver to Seller an amount in cash equal to the Estimated Purchase Price in immediately available funds by wire transfer to one or more accounts that have been designated by Seller no later than two Business Days prior to the Closing Date;
(ii)    deliver the Buyer Closing Certificate;
(iii)    deliver a true, complete and correct copy of the R&W Insurance Policy that is in effect and conforms to the requirements of Section 9.08;
(iv)    deliver, or cause to be delivered, to Seller a duly executed counterpart of the Master Services Agreement substantially in the form attached hereto as Exhibit A;
(v)    deliver, or cause to be delivered, to Seller a duly executed counterpart of the GTX User Agreement substantially in the form attached hereto as Exhibit B;
(vi)    deliver, or cause to be delivered, to Seller a duly executed counterpart of the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C;
(vii)    deliver, or cause to be delivered, to Seller a duly executed counterpart of the Transition Services Agreement substantially in the form attached hereto as Exhibit D.
(b)    At the Closing, Seller shall:
(i)    deliver, or cause to be delivered, to Buyer a duly executed counterpart of the Master Services Agreement substantially in the form attached hereto as Exhibit A;
(ii)    deliver, or cause to be delivered, to Buyer a duly executed counterpart of the GTX User Agreement substantially in the form attached hereto as Exhibit B;
(iii)    deliver, or cause to be delivered, to Buyer a duly executed counterpart of the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C;
(iv)    deliver, or cause to be delivered, to Buyer a duly executed counterpart of the Transition Services Agreement substantially in the form attached hereto as Exhibit D;
(v)    deliver, or cause to be delivered, to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets, subject to the provisions hereof;
(vi)    deliver the Seller Closing Certificate; and
(vii)    deliver a DVD, CD ROM or similar electronic storage medium containing the documents primarily related to the Business to which Buyer has been previously granted access in the data room created and maintained by Seller in connection with Buyer’s review of the Business.
Section 2.08.    Closing Statement. (a) At least three Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a certificate setting forth Seller’s good faith estimate of (x) Closing Net Working Capital calculated in accordance with the Accounting Policies and the terms of this Agreement (“Estimated Closing Net Working Capital”) and (y) the Purchase Price based thereon, calculated in accordance with Section 2.06 (the “Estimated Purchase Price”). During the period prior to the Closing Date, Seller shall consult with Buyer and provide such information as Buyer may reasonably request with respect to the calculation of Estimated Closing Net Working Capital and the Estimated Purchase Price and Seller shall in good faith consider the objections, if any, of Buyer to the calculation of the Estimated Closing Net Working Capital. For the avoidance of doubt, if any disagreement between Seller and Buyer with any aspect of Estimated Closing Net Working Capital or Estimated Purchase Price cannot be resolved in good faith prior to the Closing, Seller’s calculation shall be used for the purposes of the Closing without prejudice to any of Buyer’s rights pursuant to Section 2.08(b).
(a)    As promptly as practicable, but no later than 75 days, after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a certificate including a statement setting forth Buyer’s calculation of the Purchase Price and each component thereof including Closing Net Working Capital (the “Closing Statement”). The Closing Statement and all calculations and determinations contained therein shall be prepared in accordance with the Accounting Policies and the terms of this Agreement. The calculations set forth in the Closing Statement shall not include any purchase accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement, shall be based on the facts and circumstances as they existed immediately prior to the Closing and shall exclude any change in circumstance, development or event arising occurring on or after the Closing.
(b)    Buyer will (x) provide Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Business for purposes of their review of the Closing Statement delivered by Buyer pursuant to Section 2.08(b) and (y) cooperate with Seller and its representatives in connection with such review, including by providing on a timely basis all other information necessary in connection with such review as is reasonably requested by Seller or its representatives. In the event of a dispute as to whether Buyer has complied with its obligations to provide the access referred to in the preceding sentence, the Accounting Firm shall promptly determine whether Buyer has so complied, and, to the extent that the Accounting Firm determines that Buyer has not so complied, the Accounting Firm is authorized to order Buyer to so comply (and Buyer agrees to comply with any such order promptly). In order to maintain consistency, if any errors or omissions are discovered with respect to any item that affects the amount of consolidated working capital (as adjusted) as of the Balance Sheet Date in connection with the preparation of the Closing Statement or the calculation of Closing Net Working Capital, then all calculations hereunder shall be appropriately adjusted to correct for the effect of such errors or omissions so that the Closing Statement and Closing Net Working Capital reflect only the passage of time with respect to any such item. All of the adjustments to be made in the preceding sentence shall be made in accordance with the Accounting Policies.
(c)    Seller and its accountants shall have 60 days after delivery of the documents referred to in the first sentence of Section 2.08(b) to review such documents. If Seller disagrees with any of Buyer’s calculations contained in the Closing Statement delivered pursuant to Section 2.08(b), Seller may, within 60 days after delivery of the Closing Statement, deliver a notice to Buyer setting forth in reasonable detail the particulars of such disagreement (an “Objection Notice”). Any Objection Notice shall specify those items or amounts as to which Seller disagrees and Seller’s calculation of the Purchase Price, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 2.08(b).
(d)    If an Objection Notice is duly delivered pursuant to Section 2.08(d), Buyer and Seller shall, during the 15 days following such delivery (as such period may be extended pursuant to a written agreement between Buyer and Seller), use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Purchase Price. If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter cause a mutually agreed independent accountant or consultant of nationally recognized standing (who shall not have any material relationship to either Buyer or Seller or any of their respective Affiliates) (the “Accounting Firm”) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Purchase Price. In making such calculations, the Accounting Firm shall (i) act as an arbitrator, not as an expert, (ii) consider only those items or amounts in the Closing Statement as to which Seller has disagreed and (iii) not consider or review any settlement (or similar) offers made by Buyer or Seller in connection herewith. The Accounting Firm shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculations, including an explanation for its determination of the amount of each disputed item or amount determined therein. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Buyer if the Purchase Price is increased from the Purchase Price shown on the Closing Statement, (i) by Seller if the Purchase Price is decreased from the Purchase Price shown on the Closing Statement and (i) otherwise equally by Buyer, on the one hand, and Seller, on the other hand. Neither Buyer nor Seller will have, directly or indirectly, any ex parte communications or meetings with the Accounting Firm concerning matters within the scope of its engagement. Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Statement and in the conduct of any reviews referred to in this Section 2.08, including making available to the extent necessary books, records, work papers and personnel.
(e)    For the avoidance of doubt, the calculations to be made pursuant to this Section 2.08 and the adjustments to be made pursuant to Section 2.09 are only meant to reflect changes in the excess of consolidated current assets over consolidated current liabilities of the Business, with those adjustments specified in the Accounting Policies, from the Balance Sheet Date to the date of the Closing Statement. Neither Section 2.08 nor Section 2.09 is intended to be used to adjust for errors or omissions that may be found with respect to the Balance Sheet or any inconsistencies between the Balance Sheet or the Accounting Policies, on the one hand, and GAAP, on the other.
Section 2.09.    Adjustment of Purchase Price. (a) If the Estimated Purchase Price exceeds the Final Purchase Price (the amount of such excess, the “Deficit Amount”), then, within five Business Days after the determination of the Final Purchase Price, Seller shall pay to Buyer, by wire transfer of immediately available funds to the accounts specified by Buyer, an amount equal to the Deficit Amount. If the Final Purchase Price exceeds the Estimated Purchase Price (the amount of such excess, the “Increase Amount”), then, within five Business Days after the determination of the Final Purchase Price, Buyer shall pay to Seller, by wire transfer of immediately available funds to the accounts specified by Seller, an amount equal to the Increase Amount. The “Final Purchase Price” means the Purchase Price as shown in Buyer’s calculation delivered pursuant to Section 2.08(b), if no Objection Notice is duly delivered pursuant to Section 2.08(d); or if an Objection Notice is delivered, as agreed by Buyer and Seller pursuant to Section 2.08(e) or in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 2.08(e); provided that in no event shall the Final Purchase Price be less than Buyer’s calculation of the Purchase Price delivered pursuant to Section 2.08(b) or more than Seller’s calculation of the Purchase Price delivered pursuant to Section 2.08(d).
(a)    If, at any time prior to the determination of the Final Purchase Price, Buyer and Seller (x) agree that any payments will be required to be made pursuant to Section 2.09(a) after the determination of the Final Purchase Price but (y) do not agree as to the amount of such payments, then the undisputed portion of such payments shall be made promptly following such agreement in accordance with Section 2.09(a), as applicable.
Section 2.10.    Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts in respect of Taxes as it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. tax law. If Buyer so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Buyer made such deduction and withholding. If Buyer reasonably believes that it is obligated under Applicable Law to deduct or withhold any Taxes from the consideration payable to any Person under this Agreement, it shall notify Seller prior to the Closing Date of its intention to withhold, which notice shall include a statement of the amounts it intends to deduct or withhold in respect of making of such payment and the applicable provision of law requiring Buyer to withhold or deduct, in each case as promptly as reasonably practicable after making such determination, and shall reasonably cooperate with Seller to reduce or eliminate such deduction or withholding.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the disclosure schedules delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Schedules”), Seller represents and warrants to Buyer that:
Section 3.01.    Corporate Existence and Power. Seller and each Company is a corporation duly incorporated, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to be material to the Business.
Section 3.02.    Governmental Authorization. The execution, delivery and performance by Seller of this Agreement or any of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 3.03.    Noncontravention. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller or those of the Companies, (i) assuming compliance with the matters referred to in Section 3.02, violate any Applicable Law, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which Seller, any Company or any other subsidiary of Seller transferring a Purchased Asset is entitled under any provision of any Contract or other instrument binding upon Seller, any Company, or any subsidiary of Seller transferring a Purchased Asset, except as set forth on Section 3.03 of the Seller Disclosure Schedules, or (i) result in the creation or imposition of any Lien on any Purchased Asset, except for any Permitted Liens, with such exceptions, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 3.04.    Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement and, upon their execution and delivery by Seller, the other Transaction Documents to which Seller is a party, constitute valid and binding agreements of Seller.
Section 3.05.    Financial Statements. The (a) unaudited balance sheet as of December 31, 2017 and the related unaudited statement of income and cash flows for the fiscal year ended December 31, 2017 of the Business and (b) Balance Sheet and the related unaudited interim statement of income and cash flows for the three-month period ended March 31, 2018 of the Business fairly present, in all material respects in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Business as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of footnote disclosures and other presentation items in the case of any unaudited interim financial statements).
Section 3.06.    Absence of Certain Changes. (a) Since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices (except as expressly contemplated by this Agreement) and there has not been any event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect.
(a)    From the Balance Sheet Date until the date hereof, there has not been any action taken by Seller or the Companies that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.
Section 3.07.    No Undisclosed Material Liabilities. There are no liabilities of the Business, other than:
(a)    liabilities provided for in the Balance Sheet or disclosed in the notes thereto;
(b)    liabilities not required under GAAP to be shown on the Balance Sheet, or disclosed in the footnotes thereto, for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof;
(c)    liabilities disclosed on Section 3.07(c) of the Seller Disclosure Schedules;
(d)    liabilities arising out of contractual obligations contained in any Purchased Contract;
(e)    liabilities incurred in connection with this Agreement or the transactions contemplated hereby;
(f)    liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and
(g)    other liabilities that, individually or in the aggregate, are not material to the Business.
Section 3.08.    Material Contracts. (a) Except as set forth on Section 3.08(a) of the Seller Disclosure Schedules, with respect to the Business, neither Seller nor any Company is a party to or bound by:
(i)    any lease (whether of real or personal property) providing for annual rentals of $250,000 or more that cannot be terminated on not more than 90 days’ notice without payment by Seller or any Company of any material penalty;
(ii)    any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller or any Company of $250,000 or more that cannot be terminated on not more than 90 days’ notice without payment by Seller or any Company of any material penalty and other than purchase orders in the ordinary course of business;
(iii)    any sales, distribution or other similar Contract providing for the sale by Seller or any Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller or any Company of $400,000 or more other than purchase orders in the ordinary course of business;
(iv)    any Contract that grants any Person any exclusive supply, license (other than a license to use any material Business Intellectual Property Right), distribution or other rights;
(v)    any material partnership, joint development, joint venture or other similar Contract or arrangement;
(vi)    any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which it has material ongoing obligations;
(vii)    any Contract relating to Indebtedness, except any such agreement (A) with an aggregate outstanding principal amount not exceeding $100,000 or (A) entered into subsequent to the date of this Agreement as permitted by Section 5.01;
(viii)    any material Contract prohibiting or materially restricting the ability of Seller or any Company to engage, compete, sell, license or provide any product or service in any line of business or with any Person or in any area;
(ix)    any white label agreement, participating financial institution agreement, hub agreement or intragroup services agreement related to the Business;
(x)    any Contract for capital expenditures in excess of $100,000 in the aggregate;
(xi)    any Contract granting a Lien (other than a Permitted Lien) upon any Purchased Asset;
(xii)    any Contract, other than a Contract for Commercially Available Software, providing for the purchase by or license to the Companies of any material Software, content, technology or Intellectual Property Rights incorporated (or contemplated by the Companies to be incorporated) into the ECN Platform;
(xiii)    any Contract to which Seller or any of the Companies is a party for the development by any Person other than the Companies of technology or Intellectual Property Rights that are material to the ECN Platform;
(xiv)    any Contract that requires any of the Companies to maintain interoperability or compatibility of the ECN Platform with any technology, products or services of any other Person;
(xv)    any Contract to which any of the Companies is a party (A) with providers of co-location or data hosting services or (B) with application services providers, in each case, whose services are material to the Business;
(xvi)    any Contract pursuant to which any of the Companies has agreed to (A) any restriction on the right of such Company to enforce any material Business Intellectual Property Rights, the effect of which is material to the Business or (B) transfer or sell rights in or with respect to any of the material Business Intellectual Property rights;
(xvii)    any Contract under which any Company (A) grants any license to use any material Business Intellectual Property Right (other than non-exclusive licenses granted by any Company to customers in the ordinary course of business) or (B) obtains any license to use any material Intellectual Property Right (other than Commercially Available Software);
(xviii)    any Contract pursuant to which any of the Companies has agreed or is required to provide any Person with rights in or access to the Platform Source Code (including on a contingent basis), or to place the Platform Source Code in escrow;
(xix)    any material Contract with or for the benefit of any Affiliate of Seller, other than any agreements with Business Employees; or
(xx)    any other Contract, arrangement or plan not made in the ordinary course of business that is material to the Business.
(b)    Except as otherwise disclosed on Section 3.08(b) of the Seller Disclosure Schedules, each Contract, plan, or arrangement required to be disclosed pursuant to this Section (each, a “Material Contract”) (i) is a valid and binding agreement of a Company or Seller, as the case may be, and is in full force and effect, enforceable in accordance with its terms and (i) upon consummation of the transactions contemplated by this Agreement shall continue to be in full force and effect without any penalty, acceleration, termination, repurchase right or other adverse consequence. None of Seller, the Companies or, to the Knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any such Material Contract, except for any such defaults or breaches that would not, individually or in the aggregate, reasonably be expected to be material to the Business. There are no material disputes pending under any such Contract, plan or arrangement, and neither Seller nor any Company has received notice from any other party to any such Contract, plan or arrangement of such party’s intent to terminate or discontinue or reduce any commitments under any such Contract, plan or arrangement.
Section 3.09.    Litigation. At any time since January 1, 2014, no action, suit, investigation or proceeding is or has been pending against, or to the Knowledge of Seller, is or has been, threatened in writing against, Seller or any of the Companies, in either case in respect of the Business, before any arbitrator or any Governmental Authority that is reasonably likely, individually or in the aggregate, to be material to the Business, or that in any manner challenges or seeks to prevent, enjoin, impair, alter or materially delay the transactions contemplated by this Agreement, except as set forth on Section 3.09 of the Seller Disclosure Schedules. Neither Seller nor any of the Companies is a party to or subject to or in default under any unsatisfied judgment applicable to the Purchased Assets, the Assumed Liabilities or the conduct of the Business that is reasonably likely, individually or in the aggregate, to be material to the Business. To the Knowledge of Seller, (i) there are no unasserted claims of the type that would be required to be disclosed in Section 3.09 of the Seller Disclosure Schedules if counsel for the claimant had given written notice to Seller or any of its affiliates that are considered probable of assertion, and (ii) no facts or circumstances exist that would reasonably be expected to give rise to an action, suit, investigation or proceeding relating to or arising out of the Business or the Purchased Assets before any arbitrator or Governmental Authority. As used in the foregoing sentence, “Knowledge of Seller” shall mean the actual knowledge of Vincent Sangiovanni, John Miesner, Steve Reilly or Scott Harrington.
Section 3.10.    Compliance with Laws and Court Orders. Since January 1, 2014, Seller and each of the Companies have complied in all material respects with all Applicable Law relating to the Purchased Assets and the conduct of the Business.
Section 3.11.    Permits. Except as would not reasonably be expected to be material to the Business, Seller or one of its Affiliates holds all permits, licenses, registrations, consents, exemptions, certificates, approvals or other authorizations of all Governmental Authorities (collectively, “Permits”) necessary for operation of the Business as currently conducted. Section 3.11 of the Seller Disclosure Schedules sets forth all Permits or other agreements, including amendments thereof, that Seller or one of its Affiliates has obtained since January 1, 2014 from the United States Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, FINRA or any similar Governmental Authority in the United States or any other jurisdiction in connection with its operation of the Business. All fees and charges with respect to such Permits as of the date hereof have been paid in full. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or lapse of any Permit set forth in Section 3.11 of the Seller Disclosure Schedules.
Section 3.12.    Properties. (a) Seller has good title to, or in the case of leased property and assets has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible), except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice or where the failure to have such good title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to be material to the Business. No Purchased Asset is subject to any Lien, except:
(i)    Liens disclosed on Section 3.12(a)(i) of the Seller Disclosure Schedules;
(ii)    Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto;
(iii)    Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;
(iv)    mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;
(v)    Liens incurred in the ordinary course of business in compliance with Applicable Law since the Balance Sheet Date; or
(vi)    in the case of leased property, Liens to which the interest or title of the applicable lessor or sublessor may be subject
(vii)    other Liens that would not reasonably be expected to be, individually or in the aggregate, material to the Business (paragraphs (i)-(vii) of this Subsection (a) of this Section 3.12 are, collectively, the “Permitted Liens”).
(b)    The Purchased Assets (i) constitute all of the assets, properties, rights and interests used or held for use in connection with the Business as of the date hereof (other than immaterial assets, properties, rights and interests the absence of which will not affect the Buyer’s ability to conduct the Business) and (ii) are sufficient to conduct the Business in all material respects as conducted as of the date hereof, with the exception of, in the case of each of clauses (i) and (ii), services to be provided under the Transition Services Agreement. With the exception of those Excluded Assets that are subject to the Transition Services Agreement, none of the Excluded Assets are material to the Business. All Contracts that are participating financial institution agreements or user agreements relating to the Business that were in the name of Gain GTX, LLC or Gain Capital Group, LLC have been assigned to Bermuda Co. Upon consummation of the transfer of the Purchased Assets to Buyer at the Closing, Buyer will have acquired (i) “all or part of” Bermuda Co’s assets or business as such term is used in the Contracts that are user agreements and (i) “all or substantially all” of Bermuda Co’s assets or business as such term is used in the Contracts that are participating financial institution agreements.
Section 3.13.    Intellectual Property.
(a)    Section 3.13(a) of the Seller Disclosure Schedules contains a list of all registrations and applications for registration of the Business Intellectual Property Rights.
(b)    None of the Business Intellectual Property Rights are subject to any judgment, injunction, order, decree or agreement restricting the use thereof by any Company or restricting the licensing thereof by any Company to any Person, in each case, except for non-exclusive licenses granted in the ordinary course of business.
(c)    The Companies solely and exclusively own all right, title, and interest in and to, or otherwise have the right to use and operate, the ECN Platform, the Platform Source Code and any Intellectual Property Rights incorporated, embedded or otherwise included in, or necessary to offer, the ECN Platform, in each case, free and clear of all Liens, other than Permitted Liens. No Person, including any current or former employees and independent contractors, owns or has, or after consummation of the transactions contemplated by this Agreement will own or have, any right, title or interest in or to the ECN Platform, the Platform Source Code or the Intellectual Property Rights incorporated, embedded or otherwise included in, or necessary to offer, the ECN Platform, other than the rights of licensors or licensees of any Intellectual Property Rights therein that are licensed in the ordinary course of business to or by any Company.
(d)    The Business Intellectual Property Rights together constitute all the Intellectual Property Rights primarily related to or necessary for the conduct of the Business as currently conducted and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Business Intellectual Property Right.
(e)    (i) The Companies are, and the conduct of the Business is, not infringing, misappropriating or otherwise violating and since January 1, 2014 have not infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person and (ii) since January 1, 2014, there has been no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of Seller, threatened against, any Company (A) based upon, or challenging or seeking to deny or restrict, the rights of such Company in any of the Business Intellectual Property Rights, (B) alleging that the use of the Business Intellectual Property Rights or any services, processes or products provided, manufactured, used, offered, marketed, imported or sold by such Company does or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person in any respect or (C) alleging that such Company, in respect of the Business, has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person in any respect.
(f)    None of the Business Intellectual Property Rights material to the operation of the Business has been adjudged invalid or unenforceable in whole or part, and all such Business Intellectual Property Rights are valid and enforceable and all material registered Business Intellectual Property Rights are subsisting and in full force and effect. Since January 1, 2014, there is no pending, decided, settled or, to the Knowledge of Seller, material threatened action or order, opposition, cancellation, interference, reexamination, review or other proceeding or investigation or challenge related to the Business Intellectual Property Rights or its validity, registrability, enforceability or ownership. To the Knowledge of Seller, no Person has reverse engineered, disassembled or decompiled the ECN Platform.
(g)    The Companies have taken all commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets that are material to the Business. Each of the Companies has, and enforces in all material respects, a policy requiring all employees, consultants and contractors of the Companies to execute Intellectual Property Rights assignment and confidentiality agreements for the benefit of any of the Companies.
(h)    All of the Business Intellectual Property Rights, the ECN Platform and the Platform Source Code are fully transferable, alienable and licensable by the Companies without any material restriction and without any material payment to any Person, other than non-exclusive licenses granted in the ordinary course of business.
(i)    None of the Companies (i) is in material breach of any of the terms or conditions of any license to any Open Source Materials or (ii) has taken any action that has, or would reasonably be expected to, (x) require the disclosure or distribution of or access to any Platform Source Code or (y) restrict the Companies’ ability to charge for access to and use of the ECN Platform.
(j)    None of the Companies or any other Person acting on behalf of the Companies has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent or other Person, any Platform Source Code to any Person. No event has occurred, and, to the Knowledge of Seller, no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, require the disclosure or delivery by the Companies or any other Person acting on behalf of the Companies, of any Platform Source Code to any Person.
(k)    The Companies have used all commercially reasonable efforts (i) to safeguard the security of the ECN Platform, all Software, data, databases, systems, information technology, networks, devices and equipment primarily used or primarily held for use in connection with the Business (the “Systems”) and (ii) to implement and maintain business continuity, backup, security and disaster recovery plans, procedures and facilities consistent with standard industry practice. To the Knowledge of Seller, there have been no unauthorized intrusions or breaches of the Systems that would require the Companies to notify customers or employees of such intrusion or breach or that was or would reasonably be expected to be material to the operations of the Business.
(l)    Each of the Companies has (i) complied with Privacy and Security Laws in all material respects, (ii) complied with its published and internal privacy, marketing and security policies related to Privacy and Security Laws in all material respects and (iii) used commercially reasonable efforts to ensure that Personal Information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. Since January 1, 2014, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any Company or any of their respective employees, directors, officers or contractors.
Section 3.14.    Insurance Coverage. Seller has made available to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Purchased Assets, the business and operations of the Business and its officers and employees. The insurance policies maintained by Seller with respect to the operation and conduct of the Business as currently in effect constitute, in all material respects, insurance against the risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses as the Business. There are no material claims by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. No insurer under any such insurance policy has cancelled or generally disclaimed policies. For the avoidance of doubt, Buyer understands and agrees that all such insurance policies and fidelity bonds are in the name of Seller, that Buyer shall not be entitled to the benefits under any such policies and bonds, and that such policies and bonds will not continue in effect with respect to the Business after the Closing.
Section 3.15.    Finders’ Fees. Except for Jefferies Group LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
Section 3.16.    Employees. (a) Seller or one of its Affiliates has provided to Buyer a complete list of all Business Employees as of a date no more than 10 Business Days prior to the date hereof and the following information for each such Business Employee: his or her (i) title or position (including whether full or part time); (ii) hire date; (iii) current base salary and bonus or other cash-based incentive opportunity; and (iv) exempt or non-exempt status. Seller or one of its Affiliates will provide to Buyer an updated version of such list not more than five Business Days prior to the Closing Date. No less than 15 days prior to the Closing Date, Seller or one of its Affiliates shall provide to Buyer the following information with respect to each Business Employee: (x) sick and vacation leave that is accrued but unused and (y) service credited for purposes of vesting and eligibility to participate under any Business Benefit Plan.
(a)    With respect to Business Employees, Seller is in compliance with all Applicable Laws relating to employment, equal employment opportunity, non-discrimination, immigration, wages, hours, collective bargaining, workers’ compensation, working conditions, unemployment insurance, employee classification, employment practices and terms and conditions of employment. There are no material actions against Seller pending or, to Seller’s Knowledge, threatened, by any Governmental Authority in connection with the employment of any current or former employee, applicant, consultant or independent contractor of the Business, including, without limitation, any material claim (other than routine claims for benefits or wages) relating to unfair labor practices, employment discrimination, harassment, retaliation, wages and hours or any other employment related matter arising under Applicable Law.
(b)    No union, employee association, works council or other similar body represents any Business Employees and none of Seller nor its Affiliates is a party to or bound by any labor or collective bargaining agreement and there are no pending or, to the Knowledge of Seller, threatened organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the Business Employees. There is not presently existing any and, to the Knowledge of Seller, there is no threatened, strike, slowdown, picketing, or work stoppage involving the Business or any of the Business Employees.
Section 3.17.    Business Benefit Plans. (a) Section 3.17 of the Seller Disclosure Schedule sets forth each material Business Benefit Plan. With respect to such Business Benefit Plan, Seller has made available to Buyer copies (i) of the current plan documents, including all amendments thereto (or a written summary thereof in the case of an unwritten Business Benefit Plan) and (ii) the most recent IRS determination or opinion letter, if applicable.
(a)    None of Seller or any of its ERISA Affiliates (i) sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any employee benefit plan subject to Title IV of ERISA or (ii) contributes to, or has in the past six years contributed to, any “multiemployer plan”, as defined in Section 3(37) of ERISA.
(b)    Each Business Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA and the Code. Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS upon which it is currently entitled to rely, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, and no event has occurred that would reasonably be expected to adversely affect such qualification, and each related trust is exempt from taxation under Section 501(a) of the Code. There is no pending or, to Seller’s knowledge, threatened material action relating to any Business Benefit Plan, other than routine individual claims in the ordinary course of business for benefits provided for by Business Benefit Plans. No Business Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by Applicable Law.
(c)    The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) result in the payment of any amount that would not be deductible under Section 280G of the Code, whether under any Business Benefit Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable under any Business Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Business Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Business Benefit Plan or (v) limit the right to merge, amend or terminate any Business Benefit Plan.
(d)    Notwithstanding anything to the contrary herein, except as set forth in Section 3.16 and this Section 3.17, no representations or warranties are being made in this Agreement with respect to any Business Benefit Plans or any other employee or employee benefits matters, including any such matters arising under ERISA or the Code.
Section 3.18.    Tax. Except as set forth in the Balance Sheet (including the notes thereto) or on Section 3.18 of the Seller Disclosure Schedules, (a) Seller and the Companies have filed all material Tax returns required to be filed with respect to the Purchased Assets and such Tax returns as so filed disclose all material Taxes required to be paid with respect to the Purchased Assets for the periods covered thereby; (a) Seller and the Companies have timely paid all Taxes (whether or not shown on a Tax return)required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset or would result in the Buyer becoming liable or responsible therefor; (a) there is no action, suit, proceeding, investigation, audit or claim now proposed in writing or pending against Seller or the Companies or with respect to the Purchased Assets that could give rise to a Lien on any Purchased Asset; (a) there are no Liens on the Purchased Assets other than liens for Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP; (a) neither Seller nor the Companies currently are the beneficiary of any extension of time within which to file any Tax return with respect to a Purchased Asset; (a) none of the Purchased Assets are “United States real property interests” as such term is defined in Section 897 of the Code; and (a) neither Seller nor the Companies are party to any Tax allocation or sharing agreement or any agreement with a Taxing Authority, or have any liability for Taxes of any other Person (other than Seller and the Companies) that, in each case, will materially increase Buyer’s liability for Taxes with respect to the Purchased Assets after the Closing Date. Section 3.18 of the Seller Disclosure Schedules lists the jurisdictions in which Tax returns are or have been filed by Seller or any Company with respect to the Purchased Assets.
Section 3.19.    Sanctions. (a) None of Seller or the Companies, nor any of their respective subsidiaries, directors or officers, nor, to the Knowledge of Seller, any of their respective employees, agents or Affiliates
(i)    is, or is directly or indirectly owned or controlled by, a Restricted Party;
(ii)    is engaged or has in the past five years been engaged in any dealings, directly or indirectly, with a Restricted Party in violation of applicable Sanctions in connection with the operation of the Business;
(iii)    has in the past five years violated or is in violation of any applicable Sanctions in connection with the operation of the Business; or
(iv)    has received notice of or is otherwise aware of any claim, action, suit, proceeding, investigation, or other inquiry with respect to potential liability with respect to applicable Sanctions in connection with the operation of the Business.
(b)    Seller and the Companies have instituted, maintain and comply in all material respects with policies, procedures, and internal controls reasonably designed to ensure compliance with Sanctions in connection with the operation of the Business.
Section 3.20.    Anti-corruption. None of Seller or the Companies, nor any of their respective subsidiaries, directors, or officers, nor, to the Knowledge of Seller, any of their respective employees, agents, or Affiliates has in the past five years engaged in any activity or conduct in violation of any applicable Anti-Corruption Law in connection with the operation of the Business, and Seller and the Companies have instituted, maintain, and comply in all material respects with policies, procedures and internal controls reasonably designed to ensure compliance with applicable Anti-Corruption Laws in connection with the operation of the Business.
Section 3.21.    Anti-Money Laundering Laws. The operations of Seller, the Business, the Companies and their respective Affiliates are and have been conducted in compliance in all material respects with applicable Anti-Money Laundering Laws, and no action, suit, or proceeding by or before any Governmental Authority involving any of Seller, the Companies or their respective Affiliates with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Seller, threatened in connection with the operation of the Business. Seller and the Companies have instituted, maintain, and comply in all material respects with policies, procedures, and internal controls reasonably designed to ensure compliance with applicable Anti-Money Laundering Laws in connection with the operation of the Business.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that:
Section 4.01.    Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
Section 4.02.    Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and, upon their execution and delivery by Seller, the other Transaction Documents to which Seller is a party, constitute valid and binding agreements of Seller.
Section 4.03.    Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority.
Section 4.04.    Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (i) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (i) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (i) result in the creation or imposition of any material Lien on any asset of Buyer.
Section 4.05.    Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, since January 1, 2017, threatened in writing against, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 4.06.    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents other than any such advisor whose fees and expenses will be paid entirely by Buyer.
Section 4.07.    Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.
Section 4.08.    Inspections; No Other Representations. (a) Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer access to the key employees, documents and facilities of the Business. Buyer agrees to accept the Purchased Assets in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or any other Transaction Document to which it is a party.
(a)    Buyer acknowledges that, except for the representations and warranties expressly set forth in Article 3 or in any other Transaction Document to which it is a party, Seller has not made, and is not making, any express or implied representation or warranty of any nature to Buyer, its Affiliates or any of their representatives, at law or in equity, with respect to the Business, Seller or any of its Affiliates or any other matter related to the transactions contemplated hereby, and Buyer hereby expressly disclaims reliance on any such other representations or warranties not set forth in Article 3 or in any other Transaction Document to which it is a party (including as to the accuracy or completeness of any information provided to Buyer). Without limiting the generality of the foregoing, Buyer acknowledges that except as set forth in Article 3 or any other Transaction Document to which it is a party (i) Seller makes no representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations, future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business (“Forecasts”) or (B) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement and (ii) the Forecasts have not been prepared in accordance with GAAP or standards applicable under any securities laws, such Forecasts reflect numerous assumptions and are subject to material risks and uncertainties, and actual results may vary, perhaps materially.
ARTICLE 5
COVENANTS OF SELLER
Section 5.01.    Conduct of the Business. From the date hereof until the Closing, Seller and each of the Companies, as applicable, shall conduct the Business in the ordinary course consistent with past practice and in compliance with Applicable Law and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of the present officers and employees of the Business, including the Key Personnel. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as disclosed on Section 5.01 of the Seller Disclosure Schedules or as consented to by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), with respect to the Business, Seller will not, and will not permit the Companies to:
(a)    acquire a material amount of assets from any other Person except (i) pursuant to existing contracts or commitments set forth in the Seller Disclosure Schedules or (i) otherwise in the ordinary course of business consistent with past practice;
(b)    sell, lease, sublease, license, sublicense, transfer, abandon, encumber or otherwise dispose of any Purchased Assets or Business Intellectual Property Rights except assets or rights that are not material to the Business (i) pursuant to existing contracts or commitments set forth in the Seller Disclosure Schedules or (i) otherwise in the ordinary course consistent with past practice;
(c)    enter into, amend in any material respect or terminate a Contract, plan, or arrangement required to be disclosed pursuant to Section 3.08(a);
(d)    incorporate, embed or otherwise include any Open Source Materials or third party components into the ECN Platform other than in the ordinary course of business consistent with past practice;
(e)    make, change or revoke any Tax election, make any agreement or settlement with any Taxing Authority regarding any amount of Taxes, file any amended Tax return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Purchased Assets or file any amended Tax return with respect to the Purchased Assets; that, in each case, could reasonably be expected to materially increase Buyer’s liability for Taxes with respect to the Purchased Assets after the Closing Date;
(f)    except as required by the terms of this Agreement or any Business Benefit Plan or Applicable Law in the ordinary course of business consistent with past practice, (i) grant or increase any severance or termination pay to any employee, director, consultant or other service provider of the Business (or materially amend any existing severance or termination pay arrangement), (ii) enter into any employment, deferred compensation or other similar agreement with any employee, director, consultant or other service provider of the Business (or materially amend any existing agreement), (iii) increase compensation, bonus or other benefits payable to any such individual under any Business Benefit Plan; or (iv) with respect to any Business Employees establish, adopt or materially amend any collective bargaining agreement or Business Benefit Plan;
(g)    subject any Purchased Asset to any Lien other than Permitted Liens;
(h)    waive any claims or rights of material value that relate primarily to the Business or the Purchased Assets other than in the ordinary course of business consistent with past practice;
(i)    fail to maintain or protect any Business Intellectual Property Rights or grant any person a license in respect of any Business Intellectual Property Rights, in each case, other than in the ordinary course of business consistent with past practice;
(j)    fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities or obligations of the Business when due and payable, other than to the extent that any such failure arises from Seller’s compliance with its obligations under this Section 5.01;
(k)    make any change in any method of accounting or accounting practice or policy that is applicable to the Business other than as required by GAAP or required by Applicable Law;
(l)    enter into any lease of real property that relates to the Business;
(m)    commence any action, suit or proceeding relating to or involving the Business or the Purchased Assets;
(n)    allow any Permit to terminate, expire or lapse;
(o)    fail to maintain insurance coverage consistent with past practice relating to the Purchased Assets or the business and operations of the Business; or
(p)    agree or commit to do any of the foregoing;
provided, however, that in the event that Seller or any Company would be prohibited from taking any action by reason of this Section 5.01 without the prior written consent of Buyer, such action may nevertheless be taken without such consent if Seller or such Company is required to take such action by Applicable Law. For the avoidance of doubt, Seller and the Companies shall be entitled to (i) pay cash dividends or otherwise to make cash distributions to their respective equityholders at any time prior to the Closing; (ii) repay or settle any Indebtedness, and make related capital increases or decreases, as the case may be; or (iii) take any action with respect to an Excluded Asset or Excluded Liability.
Section 5.02.    Access to Information. From the date hereof until the Closing Date, Seller will cause the Companies to (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Companies relating to the Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller and the Companies to cooperate with Buyer in its investigation of the Business; provided that any requests for such access and information shall be directed to Seller or such other Person as Seller may designate in writing from time to time. Any investigation pursuant to this Section shall be conducted or occur at reasonable times during regular business hours, as approved in advance by Seller, and in such manner as not to interfere unreasonably with the conduct of the business or operations of Seller or the Companies. Notwithstanding the foregoing, in no event shall Buyer have access to any information that relates solely to any portion of the business of Seller and its Affiliates that is not being transferred pursuant to this Agreement, and the auditors and independent accountants of Seller or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants. The foregoing shall not require Seller or any of its Affiliates to permit any inspection, or to disclose any information, that could reasonably be expected to result in (i) the disclosure of any Trade Secrets or the violation of any obligations of Seller or any of its Affiliates with respect to confidentiality if Seller shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any attorney-client privilege (provided that the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in any such waiver) or (iii) the violation of Applicable Law. Neither Seller nor any Company makes any representation or warranty as to the accuracy or completeness of any information (if any) provided pursuant to this Section 5.02, and Buyer may not rely on the accuracy or completeness of such information, in each case other than (subject to Section 4.08) as expressly set forth in Seller’s representations and warranties set forth in Article 3.
Section 5.03.    Non-Competition.
(a)    From the Closing until the third anniversary of the Closing, Seller shall not, and shall cause its Affiliates not to, within any jurisdiction or marketing area in which the Business is currently doing business, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of any electronic peer-to-peer institutional trading venue that offers products that are available for trading on the ECN Platform immediately prior to the Closing Date or that offers any of the following categories of products: (i) FX spot, (ii) FX options, (iii) FX swaps, (iv) FX forwards and (v) metals.
(b)    It is the intent of the parties to this Agreement that the provisions of this Section 5.03 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.03 shall be adjudicated to be invalid or unenforceable, this Section 5.03 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 5.03 in the particular jurisdiction in which such adjudication is made.
(c)    The parties recognize that the performance of the obligations under this Section 5.03 by Seller is special, unique and extraordinary in character, and that in the event of a breach by Seller of the terms and conditions of this Section 5.03, Buyer shall be entitled, if it so elects, to obtain damages for any breach of this Section 5.03 or to injunctive relief requiring specific performance by Seller of this Section 5.03.
Section 5.04.    Non-Solicitation of Employees.
(a)    From the Closing until the third anniversary of the Closing, Seller shall not, and shall cause its Affiliates not to, knowingly solicit for employment any employee of the Business; provided, that this paragraph shall not preclude Seller or its Affiliates from soliciting for employment or hiring any such employee who (i) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Seller or any of its Affiliates that is not targeted at employees of the Business or (ii) contacts Seller or its Affiliates directly on such individual’s own initiative.
(b)    From the Closing until the third anniversary of the Closing, Seller shall not, and shall cause its Affiliates not to, hire any of the Key Personnel; provided, that this paragraph shall not preclude Seller or its Affiliates from hiring any Key Personnel whose employment is terminated involuntarily by Buyer so long as such hiring does not occur until six months after the termination of such Key Personnel’s employment with Buyer.
(c)    It is the intent of the parties to this Agreement that the provisions of this Section 5.04 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.04 shall be adjudicated to be invalid or unenforceable, this Section 5.04 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 5.04 in the particular jurisdiction in which such adjudication is made.
(d)    The parties recognize that the performance of the obligations under this Section 5.04 by Seller is special, unique and extraordinary in character, and that in the event of a breach by Seller of the terms and conditions of this Section 5.04 to be performed by Seller, Buyer shall be entitled, if it so elects, to obtain damages for any breach of this Section 5.04 or to injunctive relief requiring specific performance by Seller of this Section 5.04.
Section 5.05.    Trade Secret Transfer and Support.
(a)    Seller shall, and shall cause its Affiliates to deliver to Buyer all Trade Secrets incorporated, embedded or otherwise included in or relating to the ECN Platform on, or as soon as reasonably practicable after, the Closing Date such that, after the Closing, Buyer can operate the Business as currently conducted without additional information (other than any immaterial information provided in connection with the Support provided under Section 5.05(b) and Section 5.05(c)).
(b)    For a period of ninety (90) days after the Closing Date, Seller shall, and shall cause its subsidiaries to, provide to Buyer up to one hundred (100) hours of Support at no additional cost to Buyer.
(c)    Buyer may purchase additional Support at a mutually agreed upon rate designed to reasonably compensate Seller for all costs and expenses incurred in providing such Support; provided that the provision of any such additional support by Seller shall not unreasonably interfere with the ordinary course duties of Seller’s or its subsidiaries’ employees.
(d)    The parties recognize that the performance of the obligations under this Section 5.05 by Seller is special, unique and extraordinary in character, and that in the event of the breach by Seller of the terms and conditions of this Section 5.05 to be performed by Seller, Buyer and the Companies shall be entitled, if they so elect, to obtain damages for any breach of this Section 5.05.
Section 5.06.    Certain FX Transactions and Non-Deliverable Metals Trades. Seller shall, and shall cause its Affiliates to, take all necessary actions so that there are no FX swaps, FX forwards or Non-Deliverable Metals Trades offered for trading on the ECN Platform as of the Closing Date.
Section 5.07.    Customer Migration. Without limiting the obligations of Seller under Section 2.05, Section 7.01 or Section 7.02, from and after the Closing Seller shall use its commercially reasonable efforts in consultation with Buyer (i) to facilitate migration of existing customers of the Business to Buyer or its Affiliate without disruption and (ii) take any other action necessary to preserve the existing client relationships of the Business for the benefit of Buyer.
ARTICLE 6
COVENANTS OF BUYER
Section 6.01.    Access. On and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to the properties, books of account, financial and other records (including accountant’s work papers), information, employees and auditors of the Business to the extent necessary to permit Seller to comply with tax, corporate or financial reporting obligations relating to any period ending on or before the Closing Date or in connection with any audit, investigation, dispute (including a dispute between the parties hereto) or litigation relating to the Business; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business or operations of Buyer. Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) incurred in connection with the foregoing. Notwithstanding the foregoing, the auditors and independent accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants. The foregoing shall not require Buyer or its Affiliates to permit any inspection, or to disclose any information, that could reasonably be expected to result in (i) the disclosure of any Trade Secrets or the violation of any obligations of Buyer or any of its Affiliates with respect to confidentiality if Buyer shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any attorney-client privilege (provided that the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in any such waiver) or (iii) the violation of Applicable Law. Neither Buyer nor any of its Affiliates makes any representation or warranty as to the accuracy or completeness of any information provided pursuant to this Section 6.01, and Seller may not rely on the accuracy or completeness of such information, in each case other than as expressly set forth in Buyer’s representations and warranties set forth in Article 4.
Section 6.02.    Contact with Customers and Suppliers. Prior to the Closing, Buyer and Buyer’s representatives will contact and communicate with the employees, customers, vendors and other business relations (other than potential financing sources) of the Business in connection with the transactions contemplated by this Agreement only to the extent permitted by Applicable Law and with the prior written consent of Seller (such consent shall not be unreasonably withheld).
Section 6.03.    Employees and Employee Benefits. (a) Buyer shall, or shall cause its Affiliates to, make offers of employment to Business Employees who are listed in Section 6.03(a) of the Seller Disclosure Schedules (the “Business Employees”), which offers of employment shall be contingent on the Closing and such Business Employees otherwise meeting the general hiring conditions imposed by Buyer with respect to its employees generally (each such Business Employee who accepts such offer of employment a “Transferred Employee” and each Business Employee who does not transfer to Buyer, a “Non-Transferred Employee”). Such offers will be consistent with Section 6.03(b) (a “Qualifying Offer”) and shall be made on a schedule that permits each Transferred Employee to commence employment with Buyer or its appropriate Affiliate as of the Closing. Seller shall bear any and all obligations and liability under the WARN Act (as defined below) resulting from any employment losses pursuant to this Section 6.03 and shall be solely responsible for any compensation or other amounts payable to any current or former employee, director, independent contractor or consultant of the Business for any period relating to service with Seller or any of the Companies at any time on or prior to the Closing Date. Seller shall remain responsible for all obligations, liabilities and commitments in respect of any current or former employee, director, independent contractor or consultant of the Business under any severance benefit plans, programs, policies, agreements and arrangements of Seller or any its Affiliates in effect immediately prior to the Closing Date in respect of claims made by any current or former employee, director, independent contractor or consultant of the Business for severance or other separation benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice), including, without limitation, arising out of, relating to or in connection with (i) any Non-Transferred Employee, (ii) any Business Employee who declines Buyer’s Qualifying Offer and (iii) Seller’s termination of employment of any Business Employee on or prior to the Closing Date. Notwithstanding the above or anything else to the contrary, Buyer shall be solely responsible and liable for, and shall, as soon as reasonably practicable, reimburse Seller for, any and all obligations and liability incurred by Seller under Seller’s severance benefit policy and under the Worker Adjustment and Retraining Notification Act and any applicable state or local equivalent (collectively, the “WARN Act”), in respect to any Business Employee who does not become a Transferred Employee, if Buyer or its Affiliates have failed to make a Qualifying Offer to such Business Employee.
(a)    For a period of at least 12 months commencing on the Closing Date, Buyer shall provide, or shall cause its Affiliates to provide, the Transferred Employees with (i) base salaries or wage rates and cash bonus opportunities that are substantially comparable in the aggregate to the base salaries or wage rates and bonus opportunities provided to such Transferred Employee immediately prior to the Closing Date, and (i) other employee benefits (excluding, any equity awards and tax-qualified and nonqualified defined benefit pension and retiree health benefits) that are substantially comparable in the aggregate to the employee benefits provided to such Transferred Employee immediately prior to the Closing Date, which shall include the severance benefits set forth in Section 6.03(b) of the Seller Disclosure Schedules.
(b)    Except to the extent required by Applicable Law or an applicable Business Benefit Plan, effective as of the Closing Date, each Transferred Employee shall cease all active participation in, and accrual of benefits under, any Business Benefit Plan.
(c)    (i) Seller shall be solely responsible and liable for all obligations and liability under COBRA for each Non-Transferred Employee, each former Business Employee currently receiving health benefits pursuant to COBRA and each Business Employee who receives a Qualifying Offer from Buyer but declines, and (i) Buyer shall be solely responsible and liable for all obligations and liability under COBRA for each Transferred Employee and any Business Employee who does not become a Transferred Employee, if Buyer or one of its Affiliates have failed to make a Qualifying Offer to such Business Employee.
(d)    As of the Closing Date, all equity awards (including stock options, restricted stock unit awards and any other equity or equity-based awards) held by Transferred Employees shall be subject to accelerated vesting and Seller shall be responsible for any and all amounts that become due in respect of such awards.
(e)    With respect to any employee benefit plan maintained by Buyer or its Affiliates in which any Transferred Employee becomes a participant, for purposes of determining eligibility to participate, vesting, vacation, paid time-off and severance plan and other benefit plan accruals (other than benefit accrual under a defined benefit pension plan), each Transferred Employee’s service with Seller or any of its Affiliates (including with the Business) (as well as service with any predecessor employer, to the extent service with the predecessor employer is recognized by Seller or its applicable Affiliate) shall be treated as service with Buyer and its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would be inconsistent with the terms of any such employee benefit plan or result in any duplication of benefits.
(f)    Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to waive any preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Buyer or any of its Affiliates in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Business Benefit Plan immediately prior to the Closing. Buyer shall use commercially reasonable efforts to recognize, or shall cause its Affiliates to use commercially reasonable efforts to recognize, all co-payments, deductibles and similar expenses and out-of-pocket maximums incurred by each Transferred Employee (and his or her eligible dependents) prior to the Closing for purposes of satisfying any analogous deductible and co-payment limitations and out-of-pocket requirements under the relevant welfare benefit plans in which such Transferred Employee (and his or her eligible dependents) will be eligible to participate from and after the Closing.
(g)    Buyer will permit Transferred Employees who are participants in the GAIN Capital Group, LLC 401(k) Plan (the “Seller 401(k) Plan”) and who are employed by Buyer or one of its Affiliates following the Closing to rollover distributions from the Seller 401(k) Plan into a defined contribution plan established or maintained by Buyer or one of its Affiliates (the “Buyer’s 401(k) Plan”), in accordance with the terms of Buyer’s 401(k) Plan.
(h)    The parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement. On or as soon as practicable following the Closing Date, Seller shall deliver to Buyer a true, complete and correct list of all Persons who suffered employment losses (as defined in the WARN Act) by all Business Employees occurring within 90 days of the Closing Date. Buyer will be responsible for providing any notification that may be required under the WARN Act after the Closing Date with respect to any Transferred Employees. Seller will be responsible for providing any notification that may be required under the WARN Act on or prior to the Closing Date.
(i)    Without limiting the generality of the last sentence of Section 11.11, nothing in this Section 6.03, express or implied, is intended to or shall confer upon any other Person, including any current or former employees or any Transferred Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no provision of this Section 6.03 shall constitute an amendment of, or an undertaking to amend, any Business Benefit Plan or any employee benefit plan, program or arrangement maintained by Buyer or its Affiliates. Nothing in this Section 6.03 shall create any obligation on the part of Buyer or its Affiliates, as applicable, to continue to employ any Transferred Employee for any definite period following the Closing Date.
Section 6.04.    Seller Marks. (a) Buyer will have no right, title or interest in or to (i) the “GAIN Capital” name (and any trademark related thereto), (ii) any names and trademarks listed in Section 6.04 of the Seller Disclosure Schedules and (iii) any variation or derivative of any of the foregoing and any names or trademarks, in each case, that are confusingly similar to any of the foregoing (collectively, the “Seller Marks”), excluding, for the avoidance of doubt, any trademarks included in the Business Intellectual Property Rights. Buyer hereby acknowledges and agrees that neither it nor any of its Affiliates shall acquire any goodwill, rights or benefits arising from the Seller Marks and all such goodwill, rights and benefits shall inure solely to Seller.
(a)    Seller shall and shall cause its Affiliates to, as soon as reasonably practicable (and in any event within 90 days) after the Closing, cease all consumer-facing or public-facing use (the “Commercial Use”) of, and thereafter refrain from licensing or otherwise authorizing any Affiliates or third parties to make Commercial Use of any trademarks, service marks, Internet Domain names, logos, trade names, trade dress, company names and other identifiers of source or goodwill that include any Purchased Assets, and any confusingly similar variation of any of the foregoing.
(b)    Buyer shall and shall cause its Affiliates to, as soon as reasonably practicable (and in any event within 90 days) after the Closing, cease all Commercial Use of the Seller Marks.
(c)    Buyer and its Affiliates shall, for a period of 120 days after the Closing, be entitled to use, solely in connection with the operation of the ECN Platform for internal purposes and not for the purposes of Commercial Use, the Seller Marks, after which period the Buyer and its Affiliates shall cease any and all use of the Seller Marks, including by deleting or destroying any and all materials under their control that contain any Seller Mark.
(d)    From and after the Closing, none of Buyer or its Affiliates shall challenge the ownership, validity or enforceability of any Seller Mark.
ARTICLE 7
COVENANTS OF BUYER AND SELLER
Section 7.01.    Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Purchased Assets.
(a)    In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall provide or cause to be provided to any Governmental Authority information and documents requested by any such Governmental Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.
Section 7.02.    Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any (x) consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, licenses, permits and authorizations are necessary to be obtained from any Governmental Authority, (y) other action by or in respect of, or filing with, any Governmental Authority is required, or (z) actions, consents, registrations, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (i) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 7.03.    Public Announcements. Except for the press releases of Buyer and Seller, substantially in the forms attached hereto as Exhibit G and Exhibit H, respectively, to be issued by the parties immediately after the execution of this Agreement, Buyer and Seller agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the written consent of Buyer and Seller (such consent not to be unreasonably withheld), including, for the avoidance of doubt, the press release or press releases proposed to be issued by the parties hereto immediately after the execution of this Agreement.
Section 7.04.    Tax Covenants. (a) Any Taxes applicable to, or imposed on any Person, with respect to the Purchased Assets (other than income, franchise and other similar Taxes) for a taxable period that includes but does not end on the Closing Date (collectively, the “Apportioned Obligations” and such taxable period, a “Straddle Period”) shall be timely paid by Buyer or Seller, as applicable. Such Taxes shall be apportioned between the Pre-Closing Tax Period and the taxable period beginning after the Closing Date based on the number of days in such taxable period included in the Pre-Closing Tax Period and the number of days in the remainder of the taxable period. Seller shall be responsible for the portion of such Apportioned Obligations that are apportioned to the Pre-Closing Tax Period, except to the extent reflected in Closing Net Working Capital (as finally determined), and Buyer shall be responsible for all other Apportioned Obligations. The non-paying Party shall promptly reimburse the paying Party for its share of any Apportioned Obligations paid by the paying Party in accordance with Section 7.04(b). For the avoidance of doubt, each of Buyer and Seller shall be responsible for their own income, franchise and other Taxes associated with the Purchased Assets that are not taken into account in Apportioned Obligations.
(a)    Upon payment of any such Apportioned Obligations, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 7.04(a), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed or refunded. The applicable party shall make the payment in the foregoing sentence promptly but in no event later than ten days after the presentation of such statement. Any payment not made within such time shall bear interest at the federal underpayment rate for each day until paid.
(b)    Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any governmental entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a Pre-Closing Tax Period for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets with respect to any Pre-Closing Tax Period.
(c)    As promptly as practicable, but not later than 120 days, after the production of the Closing Statement, Seller shall deliver to Buyer a statement (the “Allocation Statement”) allocating the Purchase Price (and any Liabilities required to be taken into account for U.S. federal income tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code. If within 10 days after the delivery of the Allocation Statement Buyer notifies Seller that Buyer objects to the allocation set forth in the Allocation Statement, Seller and Buyer shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Seller and Buyer shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items in accordance with this Agreement. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Seller and Buyer.
(d)    Seller and Buyer agree to (i) be bound by the Allocation Statement and (i) act in accordance with the allocation reflected on the Allocation Statement in the preparation, filing and audit of any U.S. federal, state and local Tax return (including, to the extent required, filing the IRS Form 8594 with its federal income Tax return for the taxable year that includes the Closing Date). If an adjustment is made with respect to the Purchase Price, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller. In the event that an agreement is not reached within 20 days after the determination of the adjustment to the Purchase Price, any disputed items shall be resolved in the manner described in Section 7.04(d). Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in this Section 7.04(e) for each taxable year to which the adjusted Allocation Statement relates.
Section 7.05.    Confidentiality. (a) Prior to the Closing Date and after any termination of this Agreement, either party hereto (the “Disclosing Party”) may disclose certain confidential information to the other party hereto (the “Recipient”). The Recipient will hold in confidence and not use for any purpose (other than, prior to the Closing Date, in connection with the consummation of the transactions contemplated hereby), and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use for any purpose (other than, prior to the Closing Date, in connection with the consummation of the transactions contemplated hereby), unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, Seller, any Company, Buyer or their respective Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Recipient, (i) in the public domain through no fault of the Recipient or (i) later lawfully acquired by the Recipient from sources other than the Disclosing Party or its Affiliates; provided that the Recipient may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by the Recipient of the confidential nature of such information and are directed by the Recipient to treat such information confidentially. The Recipient shall be responsible for any failure to treat such information confidentially or any misuse of such information by such Persons. The obligation of the Recipient and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from or on behalf of Seller or any Company in connection with this Agreement and the transactions contemplated hereby that are subject to such confidence.
(a)    After the Closing Date, Seller shall and shall use its reasonable best efforts to cause its subsidiaries to maintain all confidential information relating to the Business and the Business Intellectual Property Rights. Seller shall safeguard the confidential information relating to the Business or the Business Intellectual Property Rights from unauthorized use, access, or disclosure with the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. Seller shall, upon learning of any unauthorized use or disclosure of confidential information relating to the Business or the Business Intellectual Property Rights, promptly notify Buyer of such unauthorized use or disclosure and take all reasonable steps to prevent further use or disclosure.
Section 7.06.    Wrong Pockets. (a) If, after the Closing, Buyer or Seller identifies any Purchased Asset that inadvertently was not previously transferred to Buyer or that would be required to be transferred to Buyer in order to comply with Section 2.01, then Seller shall, or shall cause one of the Companies to, transfer such Purchased Asset to Buyer for no additional consideration. If, after the Closing, Buyer or Seller identifies any Excluded Asset that inadvertently was transferred to Buyer or that should have been excluded from the Purchased Assets in accordance with Section 2.02, then Buyer shall, or shall cause one of its Affiliates to, transfer such Excluded Asset to Seller for no additional consideration.
(a)    On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors in connection with any audit, investigation, dispute (including a dispute between the parties hereto) or litigation relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business or operations of Seller. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) incurred in connection with the foregoing. Notwithstanding the foregoing, the auditors and independent accountants of Seller or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants. The foregoing shall not require Seller or its Affiliates to permit any inspection, or to disclose any information, that could reasonably be expected to result in (i) the disclosure of any Trade Secrets or the violation of any obligations of Seller or any of its Affiliates with respect to confidentiality if Seller shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any attorney-client privilege (provided that the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in any such waiver) or (iii) the violation of Applicable Law. Neither Seller nor any of its Affiliates makes any representation or warranty as to the accuracy or completeness of any information provided pursuant to this Section 7.06(b), and Buyer may not rely on the accuracy or completeness of such information, in each case other than as expressly set forth in Seller’s representations and warranties set forth in Article 3.
Section 7.07.    Mitigation. On and after the Closing Date, with respect to the conduct of the Business prior to the Closing that results in or reasonably would be expected to result in claims hereunder by Buyer or any of its Affiliates, Buyer shall use its commercially reasonable efforts to mitigate the possible Damages arising therefrom, including by not taking any actions that materially increase the risk of Damages described in Section 9.02(a)(iv), provided, however, that the foregoing shall not be deemed to limit Buyer’s ability to (i) terminate or modify any customer Contract in compliance with such customer Contract, (ii) apply for and obtain a license or other applicable Permit in any jurisdiction, (iii) respond truthfully to any inquiry received from any Governmental Authority or (iv) take any other action required by Applicable Law.
ARTICLE 8
CONDITIONS TO CLOSING
Section 8.01.    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction, at or before the Closing, of the following conditions:
(a)    No provision of any Applicable Law shall prohibit the consummation of the Closing.
(b)    All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.
Section 8.02.    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)    Seller shall have performed in all material respects all of its obligations hereunder required to be performed on or prior to the Closing Date.
(b)    The representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall, disregarding all qualifications as to materiality and Material Adverse Effect, (i) with respect to all representations and warranties other than the representations and warranties of Seller contained in Section 3.12(b), be true on and as of the Closing Date, as if made on and as of such date (except for representations and warranties that are expressly made as of a specific date, which shall be true disregarding such qualifications on and as of such date), except where the failure of such representations and warranties to be true would not in the aggregate reasonably be expected to have a Material Adverse Effect, and (ii) with respect to the representations and warranties of Seller contained in Section 3.12(b), be true in all material respects on and as of the Closing Date, as if made on and as of such date.
(c)    Seller shall have delivered, or caused to be delivered, to Buyer the Master Services Agreement, duly executed by Seller or its Affiliate(s), as applicable.
(d)    Seller shall have delivered, or caused to be delivered, to Buyer the GTX User Agreement, duly executed by Seller or its Affiliate(s), as applicable.
(e)    Seller shall have delivered, or caused to be delivered, to Buyer the Assignment and Assumption Agreement, duly executed by Seller or its Affiliate(s), as applicable.
(f)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, that restrains or prohibits any transaction contemplated hereby.
(g)    Since the date of this Agreement, no Material Adverse Effect has occurred.
(h)    All Liens relating to the Purchased Assets other than Permitted Liens shall have been released in full, and Seller shall have delivered to Buyer written evidence of the release of such Liens.
(i)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied (the “Buyer Closing Certificate”).
Section 8.03.    Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)    Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.
(b)    The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects on and as of the Closing Date, as if made on and as of such date.
(c)    Buyer shall have delivered, or caused to be delivered, to Seller the Master Services Agreement, duly executed by Buyer or its Affiliate(s), as applicable.
(d)    Buyer shall have delivered, or caused to be delivered, to Seller the GTX User Agreement, duly executed by Buyer or its Affiliate(s), as applicable.
(e)    Buyer shall have delivered, or caused to be delivered, to Seller the Assignment and Assumption Agreement, duly executed by Seller or its Affiliate(s), as applicable.
(f)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied (the “Seller Closing Certificate”).
(g)    Buyer shall have provided Seller with a true, complete and correct copy of the R&W Insurance Policy conforming to the requirements specified in Section 9.08 and a true and complete copy of the form of the binders for the R&W Insurance Policy.
ARTICLE 9
SURVIVAL; INDEMNIFICATION
Section 9.01.    Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall terminate and be of no further force and effect on the date that is 12 months after the Closing Date (the “Cut-Off Date”). Each of (i) the covenants and other agreements, in each case, contained in this Agreement to be performed prior to the Closing shall terminate and be of no further force and effect on the Closing Date and (ii) the covenants and agreements that contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, will survive in accordance with its terms. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been validly given prior to such time to the party against whom such indemnity may be sought.
Section 9.02.    Indemnification by Seller; Indemnification by Buyer.
(a)    Subject to the limitations set forth herein, from and after the Closing Date, Seller shall indemnify Buyer and its Affiliates against and agree to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) actually suffered by Buyer or any of its Affiliates arising out of:
(i)     any misrepresentation or breach of warranty (a “Warranty Breach”) by Seller;
(ii)     any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement;
(iii)    any Excluded Liability; or
(iv)    any regulatory or legal actions undertaken by or claims asserted by any non-U.S. Governmental Authority with respect to the conduct of the Business prior to the Closing within the jurisdiction of such non-U.S. Governmental Authority;
provided that with respect to indemnification by Seller pursuant to Section 9.02(a)(i): (A) Seller shall not be liable for any single Damage or series of related Damages that does not exceed $75,000, (B) Seller shall not be liable for any Damages in respect of any matter unless and until the aggregate amount of all Damages with respect thereto (disregarding any Damages for which Seller is not liable pursuant to the foregoing clause (i)) exceeds $500,000 and then only to the extent of such excess and (C) Seller’s maximum aggregate liability of Seller for all such Damages shall not exceed $500,000; provided, further that with respect to indemnification for any breach of covenant or agreement pursuant to Section 9.02(a)(ii), the maximum aggregate liability for all such breaches shall not exceed the Purchase Price.
(b)    Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller and its Affiliates arising out of:
(i)    a Warranty Breach by Buyer;
(ii)    any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; or
(iii)    any Assumed Liability;
provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to Section 9.02(b)(i): (A) Buyer shall not be liable for any single Damage or series of related Damages that does not exceed $75,000, (B) Buyer shall not be liable for any Damages in respect of any matter unless and until the aggregate amount of all Damages with respect thereto (disregarding any Damages for which Buyer is not liable pursuant to the foregoing clause (i)) exceeds $500,000 and then only to the extent of such excess and (C) Buyer’s maximum aggregate liability of Buyer for all such Damages shall not exceed $500,000; provided, further that with respect to indemnification for any breach of covenant or agreement pursuant to Section 9.02(b)(ii), the maximum aggregate liability for all such breaches shall not exceed the Purchase Price.
Section 9.03.    Third Party Claim Procedures. (a) The party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice in writing (a “Claims Notice”) to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action, audit, investigation or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.
(a)    The Indemnifying Party shall have 30 days from the date on which the Indemnifying Party received the Claims Notice to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice. If the Indemnifying Party assumes the defense of such claim in accordance herewith: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnifying Party shall control the investigation, defense and, subject to clause (ii) below, the settlement thereof (provided that the Indemnified Party shall be entitled to reimbursement for the fees and expenses of its co-counsel if, in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party that would make such separate representation advisable); (i) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed); and (i) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless the judgment or settlement provides solely for the payment of money, the Indemnifying Party makes such payment (subject to the applicable limitations contained herein) and the Indemnified Party receives an express unconditional release. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder with respect to any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense or prosecution of any Third Party Claim if (w) the Third Party Claim relates to or has arisen in connection with any criminal action, (x) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (y) the Indemnified Party fails or is failing to defend in good faith the Third Party Claim or (z) if Seller is the Indemnifying Party, such Third Party Claim may reasonably be expected to give rise to Damages that are more than 100% of any applicable limitation on Seller’s liability hereunder.
(b)    If the Indemnifying Party does not assume the defense of such Third Party Claim within 30 days of receipt of the Claims Notice, the Indemnified Party will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnified Party incurs Damages with respect to the matter in question for which the Indemnified Party is entitled to indemnification pursuant to Article 9, at the expense of the Indemnifying Party), upon delivery of notice to such effect to the Indemnifying Party; provided, however, that the Indemnifying Party (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense; (ii) may at any time thereafter assume defense of the Third Party Claim if it would have been entitled to do so pursuant to Section 9.03(b), in which event the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the assumption by the Indemnifying Party of defense of the Third Party Claim; and (iii) if the Indemnifying Party shall have exercised its right to participate in, or assume, the defense of such Third Party Claim, shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld).
(c)    Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 9.04.    Direct Claim Procedures. The Indemnified Party will deliver a Claims Notice to the Indemnifying Party promptly upon its discovery of any matter for which the Indemnifying Party may be liable to the Indemnified Party hereunder that does not involve a Third Party Claim, which Claims Notice shall also (taking into account the information then available to the Indemnified Party (a) state that the Indemnified Party has paid or properly accrued Damages or anticipates that it will incur liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (a) indicate the date such item was, or is anticipated to be, paid or accrued; provided that the failure of any Indemnified Party to provide such notice shall not relieve any Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the applicable Indemnifying Party. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.09.
Section 9.05.    Calculation of Damages. (a) The amount of any Damages payable under Section 9.02 by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor and (i) Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages, and shall be (without duplication of any amounts already included in Damages) increased by the Tax cost incurred by the Indemnified Party as a result of the indemnity payments. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(a)    The Indemnifying Party shall not be liable under Section 9.02 for any (i) Damages relating to any matter to the extent that (A) there is included in the Closing Statement a specific liability or reserve relating to such matter or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the adjustment to the Purchase Price under Section 2.09 or (i) exemplary or punitive Damages.
(b)    The party seeking indemnification under this Article 9 shall use its commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.
(c)    Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage (other than the R&W Insurance Policy), or from any other Person alleged to be responsible, for any Damages payable under Section 9.02.
Section 9.06.    Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
Section 9.07.    Exclusivity. After the Closing, Buyer and Seller acknowledge and agree that the sole and exclusive remedy with respect to any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated by this Agreement is pursuant to Article 9 and Section 11.17 (other than claims with respect to the determination of the adjustment to the Purchase Price, as applicable, which shall be resolved in accordance with Section 2.09). Nothing in this Section 9.07 shall limit any Person’s right to seek specific performance or shall apply to claims arising from fraud.
Section 9.08.    R&W Insurance Policy.
(a)    The parties acknowledge and agree that Buyer is acquiring the R&W Insurance Policy in connection with the consummation of the transactions contemplated hereby, and Buyer has provided to Seller a true and complete copy of the form of the binders for the R&W Insurance Policy. Notwithstanding anything in this Agreement to the contrary but subject in all events to the last sentence of Section 9.01 hereof, Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that after the Cut-Off Date (i) neither Seller nor any of its Affiliates shall have any liability for any breach or inaccuracy of any representation or warranty contained in this Agreement and (i) each of Buyer and its Affiliates’ only recourse in the event of any breach or inaccuracy of any representation or warranty shall be to file a claim under the R&W Insurance Policy.
(b)    Without limiting Section 9.08(a), Buyer agrees (on behalf of itself and each of its Affiliates) that (i) none of Seller or any of its Affiliates shall have any liability whatsoever for or under the R&W Insurance Policy (including, except as set forth in Section 11.06, for any premiums or other amounts payable in respect thereof); (i) the R&W Insurance Policy shall at all times provide that the insurer thereunder (A) waives and agrees not to pursue, directly or indirectly, any subrogation rights against Seller or its Affiliates except in cases of fraud by the Seller in connection with this Agreement and the transactions contemplated hereby and (A) agrees that none of Buyer or any of its Affiliates shall have any obligation to pursue any claim against Seller or its Affiliates after the Cut-Off Date (subject to the last sentence of Section 9.01 hereof) and (i) except as otherwise provided herein, the absence of coverage under the R&W Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason, shall not expand, alter, amend, change or otherwise affect Seller’s liability under this Agreement.
Section 9.09.    Purchase Price Adjustment and Allocation of Payments. Any amount paid by Seller or Buyer under this Article 9 will be treated as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.
ARTICLE 10
TERMINATION
Section 10.01.    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Seller and Buyer;
(b)    by either Seller or Buyer if the Closing shall not have been consummated on or before August 31, 2018 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated on or before such date;
(c)    by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction, or there is any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;
(d)    by Buyer (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 8.01 or 8.03 not to be satisfied), upon written notice to Seller, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.01 or 8.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer (or cured by Seller) within 20 Business Days after receipt by Seller of written notice thereof from Buyer or is not reasonably capable of being cured prior to the Outside Date; or
(e)    by Seller (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 8.01 or 8.02 not to be satisfied), upon written notice to Buyer, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.01 or 8.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Seller (or cured by Buyer) within 20 Business Days after receipt by Buyer of written notice thereof from Seller or is not reasonably capable of being cured prior to the Outside Date.
Other than in the case of Section 10.01(a), the party desiring to terminate this Agreement pursuant to this Section 10.01 shall give notice of such termination to the other parties.
Section 10.02.    Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of any other party or (i) failure of any party to perform a covenant of this Agreement, such party shall be fully liable for any and all damages incurred or suffered by any other party as a result of such failure or breach. The provisions of Sections 7.05, 10.02, 11.07, 11.09, 11.10 and 11.11 shall survive any termination hereof pursuant to Section 10.01.
ARTICLE 11
MISCELLANEOUS
Section 11.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:
360TGTX Inc.
Mergenthalerallee 61
65760 Eschborn
Germany
Attention: Dr. Michael Lappe
E-mail: Michael.Lappe@deutsche-boerse.com
with a copy (which shall not constitute notice to Buyer) to:
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Eric Shube
E-mail: eric.shube@allenovery.com
if to Seller, to:
GAIN Capital Holdings, Inc.
135 U.S. Hwy 202/206
Bedminster One, Suite 11
Bedminster, NJ 07921
Attention: Diego Rotsztain
E-mail: drotsztain@gaincapital.com
with a copy (which shall not constitute notice to Seller) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Leonard Kreynin
E-mail: leonard.kreynin@davispolk.com
or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 11.02.    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. (a) Buyer waives and will not assert any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any Affiliate, officer, employee or director of Seller (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby, by any legal counsel currently representing Seller in connection with this Agreement or any other agreements or transactions contemplated thereby, including Davis Polk & Wardwell LLP (the “Current Representation”).
(a)    Buyer waives and will not assert any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation, including in connection with a dispute with Buyer, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person.
Section 11.03.    Release. Each of the parties hereto, effective immediately following the Closing, with the intention of binding such party and each of its Affiliates, heirs, executors, administrators and assigns (collectively, the “Releasors”), releases, acquits and forever discharges the other party hereto and its Affiliates (the “Releasees”), of and from any and all manner of actions, liabilities, damages or losses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein (other than claims of, or causes of action resulting from, intentional and actual fraud as to a material fact on which Buyer reasonably relied, it being stipulated and agreed that as of the date hereof nothing has come to the attention of any Releasor to cause such Releasor to believe that any Releasee has committed any fraudulent act, and as a result no Releasor has any intention of bringing, nor does it believe that it would have a basis to bring, a claim of fraud based solely on facts disclosed to or discovered by such Releasor prior to the date hereof) (hereinafter, a “Released Claim”), which the Releasors now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing to the extent arising out of, based upon, or relating to the Business or any actions taken or failed to be taken by any of the Releasees in any capacity related to or affecting the Business; provided, however, that nothing set forth in this Section 11.03 shall constitute a release of any rights or obligations of any nature arising under this Agreement or any other Transaction Document, including with respect to any covenant requiring performance after Closing, or affect the ability of either party hereto to bring a Released Claim under this Agreement or any other Transaction Document.
Section 11.04.    Amendments and Waivers. (a) Any provision of this Agreement may be (i) amended, if such amendment is in writing and is signed by Buyer and Seller, and (ii) waived, if such waiver is in writing and is signed by the waiving parties.
(a)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 9.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 11.05.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be borne and paid by Buyer, and Buyer will, at its own expense, file all necessary Returns and other documentation with respect to all similar Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.
Section 11.06.    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that Buyer shall be responsible for any deposits, premiums or other amounts payable in respect of the R&W Insurance Policy.
Section 11.07.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.
Section 11.08.    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state other than Section 5-1401 of the General Obligations Law.
Section 11.09.    Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
Section 11.10.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.
Section 11.11.    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 11.12.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 11.13.    Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.
Section 11.14.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.15.    Disclosure Schedules. Seller has set forth information on the Seller Disclosure Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Seller Disclosure Schedules need not be set forth in any other section so long as its relevance to such other section of the Seller Disclosure Schedules or section of the Agreement is reasonably apparent on the face of the information disclosed thereon to the Person to which such disclosure is being made. The parties acknowledge and agree that (a) the Seller Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Buyer and (a) the disclosure by any Seller of any matter in the Seller Disclosure Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.
Section 11.16.    Guaranty. (a) Deutsche Börse AG  (“Guarantor”)  hereby unconditionally and irrevocably guarantees to Seller (i) the due and punctual payment and performance of each of the obligations owing by Buyer under this Agreement if, as and when such obligations become due and (ii) the due and punctual payment of all Damages incurred by Seller resulting from the breach or default by Buyer of any of the provisions of this Agreement, including, for the avoidance of doubt, all Damages covered by the indemnity provided under Article 9 (collectively, the “Buyer Obligations”).
(a)    In connection with a termination (in whole or in part) of this Agreement pursuant to Article 10, Guarantor’s obligations under this Section 11.16 shall terminate.  For the avoidance of doubt, the guarantee under this Section 11.16 shall continue to apply to all those Buyer Obligations surviving a termination (in whole or in part) of this Agreement pursuant to Article 10.
(b)    Guarantor hereby agrees that its obligations under this Section 11.16 shall be unconditional, irrespective of (i) the absence of any action to enforce Buyer Obligations against Buyer, (ii) any amendment, waiver or consent by Buyer with respect to any provision thereof, (iii) the liquidation, dissolution or winding up Buyer, or (iv) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Guarantor hereby waives promptness, diligence, presentment, demand of payment, filings of claims with any court, any right to require a proceeding first against Buyer, protest or notice with respect to the applicable Buyer Obligation and all demands whatsoever, and covenants that Guarantor’s obligations under this Section 11.16 will not be discharged except by complete performance of the applicable Buyer Obligations and the obligations under this Section 11.16 in accordance with the terms thereof and hereof, respectively.
(c)    Guarantor shall be subrogated to all rights against Buyer in respect of any amounts paid by Guarantor pursuant to the provisions of this Section 11.16.
(d)    The obligations of Guarantor under this Section 11.16 constitute a guarantee of payment and performance when due and not of collection.  Buyer Obligations of Guarantor under this Section 11.16 shall continue to be effective, or to be reinstated, as the case may be, in respect of any Buyer Obligations if at any time payment, or any part thereof, of said Buyer Obligations is rescinded or must otherwise be restored or returned by Seller, all as though such payments had not been made.
(e)    For the avoidance of doubt, the term “Buyer” as used in this Section 11.16 includes any successor or assign of Buyer.
(f)    Notwithstanding anything to the contrary in this Section 11.16, Guarantor shall have no obligation to pay any obligation of Buyer arising under Article 9 hereof if Buyer would not have been obligated to pay such obligation under the terms of Article 9.
(g)    To the extent that Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Guarantor hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 11.09.
Section 11.17.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. The parties acknowledge and agree that (a) Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller or to enforce specifically the performance of the terms and provisions hereof by Seller and (a) Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or to enforce specifically the performance of the terms and provisions hereof by Buyer, in each case, in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, New York City, in addition to any other remedy to which such parties are entitled at law or in equity.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

360TGTX INC.
By:	/s/ Carlo Koelzer
	Name:	Carlo Koelzer
	Title:	President

GAIN CAPITAL HOLDINGS, INC.
By:	/s/ Glenn Stevens
	Name:	Glenn Stevens
	Title:	Chief Executive Officer

Solely for purposes of Section 11.16 hereof:

DEUTSCHE BÖRSE AG
By:	/s/ Andreas PreuB
	Name:	Andreas PreuB
	Title:	Deputy Chief Executive Officer

By:	/s/ Gregor Pottmeyer
	Name:	Gregor Pottmeyer
	Title:	Chief Financial Officer